Exhibit 5.2

November 5, 2025

Global Payments Inc.
3550 Lenox Road
Atlanta, Georgia 30326

Re:	Registration Statement on Form S-3 Relating to the Registration of an Indeterminate Amount of Debt Securities, Common Stock, Preferred Stock and Depositary Shares

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary of Global Payments Inc., a Georgia corporation (the “Corporation”). This opinion letter has been requested with respect to the Registration Statement on Form S-3 (the “Registration Statement”) being filed pursuant to the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder, in connection with the registration of an indeterminate amount of the Corporation’s debt securities, common stock, preferred stock and depositary shares as described in the Registration Statement (collectively, the “Securities”).

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinions expressed herein. In rendering this opinion letter, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents and the originals of such copies are authentic. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto.

I have further assumed that (i) the issuance, sale, amount and terms of any Securities of the Corporation to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Corporation or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Corporation’s articles of incorporation and bylaws and the Georgia Business Corporation Code, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Corporation or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect; (iii) prior to any issuance of preferred stock, appropriate articles of amendment determining the terms of the series of preferred stock will have been filed with the Secretary of State of the State of Georgia and the shares of such series of preferred stock will have been duly and properly authorized for issuance; (iv) the number of shares of common stock or preferred stock to be offered and sold under the Registration Statement (including any common stock to be issued upon the exchange or conversion of debt securities or preferred stock that are exchangeable for or convertible into common stock) will not exceed the number of shares of common stock or preferred stock, as applicable, that is authorized in the Corporation’s articles of incorporation at the time of each such sale or issuance; and (v) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and any applicable prospectus supplement.

Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that (i) the Corporation is validly existing as a corporation under the Georgia Business Corporation Code; (ii) the Corporation has the corporate power under the Georgia Business Corporation Code to execute and deliver the Securities; (iii) the common stock (including any common stock duly issued upon the exchange or conversion of debt securities or preferred stock that is exchangeable for or convertible into common stock and receipt by the Corporation of any additional consideration payable upon such conversion, exchange or exercise in accordance with the terms of such debt securities or preferred stock, as applicable), upon the receipt by the Corporation of the consideration for which the Corporation’s board of directors authorized the issuance of the common stock, will be validly issued, fully paid and nonassessable; and (iv) the preferred stock, upon the receipt by the Corporation of the consideration for which the Corporation’s board of directors authorized the issuance of the preferred stock, will be validly issued, fully paid and nonassessable.

The foregoing opinions are based on and limited to the Georgia Business Corporation Code, and I express no opinion as to the laws of any other jurisdiction.

This opinion letter is furnished to you for your use in connection with the Registration Statement. This opinion letter may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without my prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

This opinion letter is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. Wachtell, Lipton, Rosen & Katz may rely on the opinions expressed herein, insofar as they relate to the Georgia Business Corporation Code, for purposes of delivering its opinion letter in connection with the validity of the Securities.

Sincerely,

/s/ Dara Steele-Belkin
Dara Steele-Belkin
General Counsel and Corporate Secretary